AMERICAN BEACON FUNDS
A CLASS
DISTRIBUTION PLAN
SCHEDULE A
     As noted in Paragraph 1 of the attached Plan, the following Funds have adopted the American Beacon Funds A Class Distribution Plan:
Balanced Fund
Emerging Markets Fund
Global Real Estate Fund
High Yield Bond Fund
Intermediate Bond Fund
International Equity Fund
Large Cap Growth Fund
Large Cap Value Fund
SiM High Yield Opportunities Fund
Mid-Cap Value Fund
Retirement Income and Appreciation Fund
Short-Term Bond Fund
Small Cap Value Fund
Treasury Inflation Protected Securities Fund
Zebra Large Cap Equity Fund
Zebra Small Cap Equity Fund
Evercore Small Cap Equity Fund
Small Cap Value II Fund
Dated: December 15, 2010